EXHIBIT 99.1

[inTEST News Release Letterhead]

inTEST REPORTS 2014 THIRD QUARTER RESULTS
* Third Quarter Financial Results Mark 20th Consecutive Quarter of Profitability

MOUNT LAUREL, NJ, October 29, 2014 - inTEST Corporation (NYSE MKT: INTT), an independent designer, manufacturer and marketer of thermal management products and semiconductor automatic test equipment (ATE) interface solutions, today announced financial results for the third quarter ended September 30, 2014.

2014 Third Quarter

  Third quarter 2014 bookings were $10.6 million, compared with second quarter 2014 bookings of $12.6 million, and third quarter 2013 bookings of $10.4 million; $4.0 million, or 38% of third quarter 2014 bookings, were derived from non-semiconductor test.
  Third quarter 2014 net revenues were $10.8 million, compared with second quarter 2014 net revenues of $12.3 million, and third quarter 2013 net revenues of $9.9 million; $3.6 million, or 34% of third quarter 2014 net revenues were derived from non-semiconductor test.
  Third quarter 2014 gross margin was $5.2 million, or 48%, compared with second quarter 2014 gross margin of $6.1 million, or 49%, and third quarter 2013 gross margin of $4.8 million, or 48%.
  Third quarter 2014 net earnings were $837,000, or $0.08 per diluted share, compared with second quarter 2014 net earnings of $1.4 million, or $0.13 per diluted share, and third quarter 2013 net earnings of $1.1 million, or $0.10 per diluted share.
  Cash and cash equivalents of $20.1 million at September 30, 2014 grew by 3% as compared with $19.6 million at June 30, 2014.

"As anticipated, the decline in our results for the third quarter of 2014 reflects the industry's normal seasonal patterns," noted Robert E. Matthiessen, president and chief executive officer. "Despite the quarterly weakness, we expect that 2014 will be stronger than 2013, as demand and quote activity remain strong, particularly in the industrial, defense/aerospace and automotive industries. On a year-to-date basis, both bookings and revenue have increased 15% and 6%, respectively, compared with the same period last year, fueled by the momentum and strength of our business, as well as adoption of our new products from a wide range of customers."

Mr. Matthiessen continued, "The Thermal Products segment is our largest, most profitable and diversified division -providing inTEST with significant growth opportunities in the future. For the third quarter, the Thermal Products segment delivered strong results, with thermal non-semiconductor related business again increasing in both absolute dollars and as a percentage of revenues. For the third quarter of 2014, 38% of bookings and 34% of net revenues were derived from non-semiconductor test, an increase of 11% and 27%, respectively, over the second quarter of 2014.

"Our long-term objective is to grow and transform inTEST Corporation into a broad-based thermal test solutions company while continuing to supply our valued customers in the semiconductor test arena. Leveraging the strength of our semiconductor business, we have increased our footprint and evolved into a thermal test solutions provider, offering a comprehensive product portfolio capable of addressing growth markets in both the semiconductor and non-semiconductor sectors, including automotive, consumer electronics, defense/aerospace, energy, industrial, and telecommunications. We believe the conditions for our long-term success remain firmly in place."

Fourth Quarter 2014 Financial Outlook:
inTEST expects that net revenues for the fourth quarter ended December 31, 2014 will be in the range of $8.5 million to $9.5 million and that net earnings will range from $0.03 to $0.07 per diluted share. This outlook is based on the Company's current views with respect to operating and market conditions and customers' forecasts, which are subject to change.

Investor Conference Call / Webcast Details:
There will be a conference call with investors and analysts this evening at 5:00 pm EDT to discuss inTEST's 2014 third quarter financial results and management's current expectations and views of the industry. The call may also include discussion of strategic, operating, product initiatives or developments, or other matters relating to inTEST's current or future performance.

The dial-in number for the live audio call beginning at 5:00 pm EDT on October 29, 2014 is (719) 325-2463 or (888) 481-2877. The Passcode for the conference call is 9817618. Please reference the inTEST 2014 Q3 Financial Results Conference Call. inTEST Corporation will provide a live webcast in conjunction with the conference call. To access the live webcast, please visit inTEST's website www.intest.com under the "Investors" section.

2014 Q3 Replay Details (Webcast)
A replay of the webcast will be available on inTEST's website for one year following the live broadcast. To access the webcast replay, please visit inTEST's website www.intest.com under the "Investors" section.

About inTEST Corporation
inTEST Corporation is an independent designer, manufacturer and marketer of thermal management products and ATE interface solutions, which are used by semiconductor manufacturers to perform final testing of integrated circuits (ICs) and wafers. The Company's high-performance products are designed to enable semiconductor manufacturers to improve the speed, reliability, efficiency and profitability of IC test processes. The Company's products are also sold into the automotive, consumer electronics, defense/aerospace, energy, industrial and telecommunications markets. Specific products include temperature management systems, manipulator and docking hardware products and customized interface solutions. The Company has established strong relationships with its customers globally, which it supports through a network of local offices. For more information visit www.intest.com.

Forward-Looking Statements:
This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements do not convey historical information, but relate to predicted or potential future events and financial results that are based upon management's current expectations. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. In addition to the factors mentioned in this press release, such risks and uncertainties include, but are not limited to, changes in business conditions and the economy, generally; changes in the demand for semiconductors, generally; changes in the rates of, and timing of, capital expenditures by our customers; progress of product development programs; increases in raw material and fabrication costs associated with our products and other risk factors set forth from time to time in our SEC filings, including, but not limited to, our periodic reports on Form 10-K and Form 10-Q. inTEST undertakes no obligation to update the information in this press release to reflect events or circumstances after the date hereof or to reflect the occurrence of anticipated or unanticipated events.
Contacts:
inTEST Corporation	Investors:
Hugh T. Regan, Jr.	Laura Guerrant-Oiye, Principal
Treasurer and Chief Financial Officer	Guerrant Associates
Tel: 856-505-8999	lguerrant@guerrantir.com
Tel: 808-882-1467

- Tables Follow -

SELECTED FINANCIAL DATA
(Unaudited)
(In thousands, except per share data)

Condensed Consolidated Statements of Operations Data:
	Three Months Ended			Nine Months Ended
	9/30/2014	9/30/2013	6/30/2014	9/30/2014	9/30/2013
Net revenues	$10,794	$ 9,900	$12,343	$31,934	$30,091
Gross margin	5,168	4,756	6,082	15,435	14,326
Operating expenses:
Selling expense	1,462	1,255	1,530	4,318	3,972
Engineering and product development expense	894	945	887	2,704	2,866
General and administrative expense	1,528	1,469	1,621	4,681	4,548
Other income (expense)	(16)	27	10	1	31
Earnings before income tax expense	1,268	1,114	2,054	3,733	2,971
Income tax expense	431	24	697	1,253	586
Net earnings	837	1,090	1,357	2,480	2,385

Net earnings per share - basic	$0.08	$0.11	$0.13	$0.24	$0.23
Weighted average shares outstanding - basic	10,441	10,377	10,437	10,424	10,359

Net earnings per share - diluted	$0.08	$0.10	$0.13	$0.24	$0.23
Weighted average shares outstanding - diluted	10,478	10,404	10,456	10,461	10,384

Condensed Consolidated Balance Sheets Data:
	As of:
	9/30/2014	6/30/2014	12/31/2013
Cash and cash equivalents	$20,147	$19,616	$19,018
Trade accounts receivable, net	7,549	7,744	5,748
Inventories	3,786	3,873	3,243
Total current assets	32,602	32,211	29,081
Net property and equipment	1,218	1,330	1,254
Total assets	38,383	38,395	35,481
Accounts payable	1,553	1,713	1,064
Accrued expenses	3,299	3,210	3,185
Total current liabilities	4,884	5,540	4,332
Noncurrent liabilities	-	-	-
Total stockholders' equity	33,499	32,855	31,149

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